Exhibit 1: Income Statement (First Quarter 2009)

		Ch$ millions		US$ millions (1)
		Q1'09	Q1'08	Q1'09	Q1'08	% Change

Net sales		214.821	193.567	368,3	331,9	11,0%

Cost of goods sold		(100.772)	(85.223)	(172,8)	(146,1)	18,2%
	% of sales	46,9%	44,0%	46,9%	44,0%

Gross profit		114.049	108.344	195,5	185,8	5,3%
	% of sales	53,1%	56,0%	53,1%	56,0%

SG&A		(72.181)	(65.176)	(123,8)	(111,7)	10,7%
	% of sales	33,6%	33,7%	33,6%	33,7%

Operating income		41.868	43.168	71,8	74,0	-3,0%
	% of sales	19,5%	22,3%	19,5%	22,3%

Non-operating result
	Financial income	1.381	988	2,4	1,7	39,8%
	Equity in NI of rel. companies	79	(200)	0,1	(0,3)	NM
	Other non-operating income	255	835	0,4	1,4	-69,4%
	Amortization of goodwill	(971)	(694)	(1,7)	(1,2)	39,9%
	Interest expenses	(3.777)	(2.440)	(6,5)	(4,2)	54,8%
	Other non-operating expenses	(1.906)	(624)	(3,3)	(1,1)	205,5%
	Price level restatement	1.132	122	1,9	0,2	826,1%
	Currency exchange result	(1.729)	(1.469)	(3,0)	(2,5)	17,8%
	Total	(5.537)	(3.482)	(9,5)	(6,0)	59,0%

Income before taxes		36.331	39.686	62,3	68,0	-8,5%
	Income taxes	(940)	(4.581)	(1,6)	(7,9)	-79,5%
	Tax rate	2,6%	11,5%	2,6%	11,5%

Minority interest		(844)	(625)	(1,4)	(1,1)	35,1%

Amort. of negative goodwill		108	12	0,2	0,0	789,8%

Net income		34.655	34.493	59,4	59,1	0,5%
	% of sales	16,1%	17,8%	16,1%	17,8%

Earnings per share		108,81	108,30	0,19	0,19	0,5%
Earnings per ADR		544,03	541,49	0,93	0,93

Weighted avg. shares (millions)		318,5	318,5	318,5	318,5

Depreciation		13.833	12.491	23,7	21,4	10,7%
Amortization		308	136	0,5	0,2	126,5%
EBITDA		56.009	55.795	96,0	95,7	0,4%
	% of sales	26,1%	28,8%	26,1%	28,8%

Capital expenditures		12.434	16.594	21,3	28,5	-25,1%

(1) Exchange rate: US$1.00 = Ch$583.26

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